UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On June 17, 2019, EQT Corporation issued the following news release:

NEWS RELEASE

EQT Provides Preliminary Second Quarter 2019 Financial and Operational Results and

Announces Additional Savings Under Target 10% Initiative

Second Quarter Sales Volumes Expected to be at High End of Guidance Range

Operational Efficiencies Expected to Drive Incremental

$25 Million Reduction in Annual Capital Expenditures

Incremental Savings Bring Total Annual Cost Savings Identified by

EQT’s New Management Team since November 2018 to $175 Million

Capital Expenditure Reductions Raise Expected 2019 to 2023

Cumulative Adjusted Free Cash Flow (a non-GAAP measure)(1) to $3.0 Billion

Delivering Continued Positive Operational Results with

Improvements in Rig and Frac Crew Efficiencies

PITTSBURGH — (June 17, 2019) — EQT Corporation (NYSE: EQT) today provided preliminary financial and operational results for the second quarter 2019 and announced additional savings under its Target 10% Initiative.

In the second quarter, EQT continued to drive operational efficiencies, building on the Company’s progress in the prior two quarters. Through May 31, 2019, EQT achieved the following operational results:

•                  Continued improvements in drilling days / 1,000 feet, which decreased 8% compared to the first quarter 2019.

•                  Additional efficiencies in frac stages / crew, with a 20% efficiency gain compared to the first quarter 2019.

•                  Continued advancements in frac plug drill-out days, with a 14% increase in plugs drilled per day compared to the first quarter 2019.

•                  During the second quarter, the Drilling Team will surpass 3,000,000 feet drilled 100% remotely through the Company’s proprietary real-time operations center. EQT was one of the first U.S. land based operators to drill 100% remotely, demonstrating the Company’s innovative and technology-driven vision and approach to industry changing development.

Using fewer resources to deliver the Company’s targeted 2019 activity levels, EQT expects approximately $25 million of additional annual capital expenditure savings under the Target 10% Initiative. With the recently identified incremental savings, EQT’s new management has identified $175 million in annual cost savings to date and now expects adjusted free cash flow(1) of over $3.0 billion through 2023, increasing to $3.4 billion if Target 10% is fully realized.

Based on the Company’s performance to date, EQT also expects the following financial results for the second quarter 2019:

•                  Sales volumes at the high end of the Company’s guidance of 355-375 Bcfe;

•                  Capital expenditures in line with expectations; and

•                  Adjusted free cash flow(1) improvement of $25 million over the previously provided guidance, excluding the impact of litigation reserves and proxy-related costs.

“We have incredible momentum and are firing on all cylinders at EQT. We are on track to deliver strong financial and operational performance, including second quarter production volumes at the high end of guidance and continued improvements in operating efficiencies,” said Rob McNally, President and Chief Executive Officer. “Importantly, the significant operational improvements we drove through the end of May will enable us to achieve the same level of activity with fewer resources, reducing total 2019 capital expenditures by approximately $25 million.”

NEWS RELEASE

“We are delivering on the vast potential of EQT’s world-class asset base, and our operational efficiencies are translating into meaningful costs savings and accelerating free cash flow growth,” said Gary Gould, Chief Operating Officer. “EQT is one of the premier natural gas producers in North America, and we are using advanced technologies, real-time analytics and more efficient processes to deliver results with fewer resources and less capital. Each and every day, EQT is moving closer to becoming the most efficient and lowest-cost operator in our industry.”

(1)         Adjusted free cash flow is a non-GAAP financial measure. See the Non-GAAP Disclosures section below for definition and pricing assumptions, including reasons why the Company is unable to provide a projection of its 2019 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted free cash flow.

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow, sales volumes and capital expenditures; and anticipated cost savings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NEWS RELEASE

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis.

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

NEWS RELEASE

Contacts:

Analyst inquiries:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

BMclean@eqt.com

Media inquiries:

Michael Laffin — Vice President, Communications

412.395.2069

MLaffin@eqt.com